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                FIRST CAPITAL, INC. REPORTS 2007 EARNINGS RESULTS

Corydon, Indiana--February 1, 2008. First Capital, Inc. (NASDAQ: FCAP - news) (the "Company"), the holding company for First Harrison Bank (the "Bank"), today reported net income of $3.4 million or $1.20 per diluted share for the year ended December 31, 2007, compared to $3.7 million or $1.30 per diluted share for the year ended December 31, 2006.

Net interest income after provision for loan losses increased $168,000 for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Interest income increased $874,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 6.38% during the year ended December 31, 2006 to 6.58% for 2007. The average balance of those earning assets increased from $417.9 million in 2006 to $419.0 million in 2007. Interest expense increased $958,000 as the average cost of interest-bearing liabilities increased from 3.48% to 3.76% when comparing the same two periods. The average balance of those liabilities decreased from $365.8 million in 2006 to $364.5 in 2007. The provision for loan losses decreased from $810,000 for the year ended December 31, 2006 to $558,000 for the year ended December 31, 2007.

Noninterest income increased $53,000 for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Service charges on deposits accounts and the cash surrender value of life insurance increased $163,000 and $108,000, respectively, when comparing the two periods. The increase in cash surrender value of life insurance was due to the purchase of $3.6 million of bank-owned life insurance in May 2007. Other income and commission income decreased $168,000 and $140,000, respectively, primarily due to the sale of the Company's insurance agency in December 2006.

Noninterest expenses increased $798,000 during 2007 compared to the year ended December 31, 2006. An increase in compensation and benefits expense represented $361,000 of the additional expenses, primarily due to an increase in staff and normal salary increases. Other operating expenses increased $212,000 during the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to losses on the sale of foreclosed assets and other expenses associated with those assets.

For the quarter ended December 31, 2007, the Company earned $901,000 or $0.32 per diluted share compared to $986,000 or $0.35 per diluted share for the same period in 2006.

Net interest income after provision for loan losses increased $143,000 during the quarter ended December 31, 2007 as compared to the quarter ended December 31, 2006. Interest income decreased $6,000 when comparing the two periods as a result of an increase in the average tax-equivalent yield on interest earning assets from 6.50% during the fourth quarter of 2006 to 6.61% during the same period of 2007 that was offset by a decrease in the average balance of those earning assets from $425.7 million in the fourth quarter of 2006 to $418.6 million during the same period of 2007. Interest expense decreased $104,000 as the average cost of interest-bearing liabilities decreased from 3.77% to 3.72% and the average balance of those liabilities decreased from $371.6 million to $365.9 million when comparing the two periods. The provision for loan losses decreased $45,000 when comparing the two periods.

Noninterest income decreased $162,000 primarily due to a decrease in other income attributable to the previously mentioned sale of the Company's insurance agency.

Noninterest expenses increased $186,000 when comparing the quarter ended December 31, 2007 to the quarter ended December 31, 2006, primarily due to an increase of $103,000 in compensation and benefits expense attributable to normal salary increases and the increased staff due to the opening of the new office in Salem, Indiana during the quarter.

Total assets as of December 31, 2007 were $453.2 million compared to $457.1 million at December 31, 2006. Cash and cash equivalents decreased $9.4 million while cash value of life insurance increased $3.8 million. Retail repurchase agreements and deposits decreased $3.7 million and $3.0 million, respectively.

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First Harrison Bank currently has twelve offices in the Indiana communities of
Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Bank, through its business arrangement with Great American Advisors, continues to offer non FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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
                                       FIRST CAPITAL, INC. AND SUBSIDIARY
                                  Consolidated Financial Highlights (Unaudited)

                                                              TWELVE MONTHS ENDED                      THREE MONTHS ENDED
                                                                  DECEMBER 31,                             DECEMBER 31,
                                                            2007              2006                     2007           2006
OPERATING DATA                                              ----              ----                     ----           ----
   (Dollars in thousands, except per share data)
Total interest income                                    $    27,085      $    26,211             $     6,785     $     6,791
Total interest expense                                        13,699           12,741                   3,400           3,504
                                                         -----------------------------            -----------------------------
Net interest income                                           13,386           13,470                   3,385           3,287
Provision for loan losses                                        558              810                     180             225
                                                         -----------------------------            -----------------------------
Net interest income after provision for loan losses           12,828           12,660                   3,205           3,062

Total non-interest income                                      3,524            3,471                     903           1,065
Total non-interest expense                                    11,349           10,551                   2,802           2,616
                                                         -----------------------------            -----------------------------
Income before income taxes                                     5,003            5,580                   1,306           1,511
Income tax expense                                             1,591            1,872                     405             525
                                                         -----------------------------            -----------------------------
Net income                                               $     3,412      $     3,708             $       901     $       986
                                                         =============================            =============================

Net income per common share, basic                       $      1.21      $      1.31             $      0.32     $      0.35
                                                         =============================            =============================
Weighted average common shares outstanding - basic         2,814,691        2,823,372               2,802,178       2,824,424

Net income per common share, diluted                     $      1.20      $      1.30             $      0.32     $      0.35
                                                         =============================            =============================
Weighted average common shares outstanding - diluted       2,836,601        2,848,229               2,820,724       2,850,449

OTHER FINANCIAL DATA

Cash dividends per share                                 $      0.68      $      0.68             $      0.17     $      0.17
Return on average assets (three month data, annualized)         0.76%            0.84%                   0.80%           0.88%
Return on average equity (three month data, annualized)         7.74%            8.64%                   7.92%           9.01%
Net interest margin                                             3.31%            3.34%                   3.36%           3.20%
Net overhead expense as a percentage of average assets
 (three month data, annualized)                                 2.54%            2.37%                   2.49%           2.33%

                                                            DECEMBER 31,      DECEMBER 31,
BALANCE SHEET INFORMATION                                      2007              2006
                                                               ----              ----

Cash and cash equivalents                                  $   15,055        $   24,468
Investment securities                                          74,041            72,480
Gross loans                                                   336,695           335,895
Allowance for loan losses                                       2,232             2,320
Earning assets                                                417,358           422,347
Total assets                                                  453,179           457,105
Deposits                                                      328,151           331,143
FHLB debt                                                      60,694            59,461
Repurchase agreements                                          15,562            19,228
Stockholders' equity                                           45,736            44,089
Non-performing assets:
  Nonaccrual loans                                              4,879             3,245
  Accruing loans past due 90 days                                 795             1,125
  Foreclosed real estate                                          833               941

Contact:
-------
Chris Frederick
Chief Financial Officer
812-734-3464